Exhibit 99.1

NEWS RELEASE
    Contacts:
    Investor: Patrick Fossenier 1+ 734-757-1557                                          News Media: Gary Frantz 1+ 734-757-1558
CON-WAY INC. REPORTS 2013 SECOND-QUARTER RESULTS
ANN ARBOR, Mich. -July 31, 2013-Con-way Inc. (NYSE:CNW) today reported 2013 second-quarter net income of $42.9 million, or 75 cents per diluted share. The results compare to second-quarter 2012 net income of $41.8 million, or 74 cents per diluted share.
On a non-GAAP basis, earnings per diluted share were 67 cents in the 2013 second quarter compared to 66 cents in last year's second quarter. (Non-GAAP items, consisting of gains on sales of property and tax-related adjustments for both years, and an increase in reserves for international bad debt in the current year, are detailed in the attached reconciliation.)
Operating income in the second quarter was $76.3 million compared to $80.1 million earned in the second quarter a year ago. Revenue for the second quarter was $1.38 billion compared to $1.45 billion a year ago.
The company's performance benefited from better results at Con-way Freight, which continued to make progress with its strategic improvement initiatives, while Menlo Worldwide Logistics and Con-way Truckload had cost headwinds which reduced profit levels at both units compared to last year, noted Douglas W. Stotlar, Con-way's president and CEO.
“Con-way Freight, our less-than-truckload company and largest business unit, is executing well against its key strategic initiatives of lane-based pricing and line-haul optimization,” commented Stotlar. “Improved yield and network efficiencies overcame a slight decline in tonnage to deliver increased operating income in the quarter. We are on track with our initiatives and continue to expect year-over-year margin improvement in the second half of the year.”

Menlo Worldwide Logistics, the company's global logistics and supply chain management operation, reported lower revenues while net revenues were flat and operating income declined. “Menlo has secured more new wins in the first half of this year than in all of last year,” Stotlar said. “Start-up costs for these new projects will likely challenge operating results in the third quarter, with profit improvement expected in the fourth quarter and into 2014 as the new projects ramp up.”
Con-way Truckload, the company's full-truckload transportation operation, reported a decline in operating income on flat revenues for the quarter. “Increased rate per loaded mile was offset by lower productivity per tractor and a decline in total miles,” Stotlar noted. “The quarter's results also were affected by higher vehicular claims and the impact of emissions-systems maintenance, some of which we expect to moderate as the year progresses,” he added. “Despite an inconsistent demand environment, Con-way Truckload has been successful in securing modest rate increases.”
Con-way's second-quarter effective tax rate was 31.7 percent, compared to 35.4 percent for the same period in 2012. Both years included discrete tax adjustments that benefited the effective tax rate (presented in the attached reconciliation). The second-quarter discrete tax adjustments consisted primarily of the reversal of liabilities for uncertain tax positions.
Segment results in the second quarter for Con-way's principal operations were as follows:
FREIGHT
For the second quarter of 2013, Con-way Freight reported:

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Revenue of $892.3 million, a 1.6 percent increase from last year's second quarter revenue of $878.5 million. Revenue in the quarter benefited from improved yield partially offset by lower average daily tonnage.

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Operating income of $54.7 million, a 2.4 percent increase from the $53.4 million earned in the year-ago period. Last year's second quarter results included a $3.9 million gain from the sale of excess properties.

•	Revenue per hundredweight, or yield, increased 2.7 percent from the previous-year second quarter. Excluding fuel surcharge, yield rose 3.3 percent.

•	Tonnage per day declined 1.4 percent compared to the 2012 second quarter.

•
Operating ratio of 93.9 in the 2013 second quarter was unchanged from the previous-year period. Excluding the gain from the sale of excess properties, the operating ratio in the 2012 second quarter was 94.4.

LOGISTICS
For the second quarter of 2013, Menlo Worldwide Logistics reported:

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Revenue of $370.4 million, down 17.3 percent from the prior year second quarter revenue of $448.0 million. The lower revenue was due to a decline in transportation management volumes, which resulted from changes to a large transportation management contract and the conclusion of work on other customer contracts.

•
Net revenue of $161.4 million, a 0.3 percent decline from $161.8 million in the previous year second quarter. While revenue was down 17.3 percent, purchased transportation declined at a similar rate, resulting in minimal impact on net revenue.

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Operating income of $6.0 million, which was adversely affected by a $3.7 million increase in bad debt reserves for a single international customer, as well as start-up expenses related to new and expanded warehouse-management business. Last year, operating income in the second quarter was $12.7 million.

TRUCKLOAD
For the second quarter of 2013, Con-way Truckload reported:

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Revenue of $161.8 million, compared to last year's second-quarter revenue of $162.9 million. Results were affected by lower fuel-surcharge revenues and a 1.0 percent decline in loaded miles, partially offset by a 1.6 percent increase in revenue per loaded mile.

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Operating income of $10.9 million, which was affected by higher expense for vehicular claims, depreciation and amortization, and the impact of engine emissions-systems maintenance. Operating income in the prior-year period was $14.6 million.

•	Empty miles of 9.4 percent, compared to 9.2 percent in the previous-year second quarter.

•	Operating ratio exclusive of fuel surcharges of 91.4, compared to 88.3 in the second quarter of 2012.
CORPORATE AND ELIMINATIONS
Corporate and Eliminations includes the company's trailer manufacturing unit as well as other corporate activities. These activities produced operating income of $4.7 million in the second quarter of 2013 and an operating loss of $0.6 million in the second quarter of 2012. Second-quarter comparative results reflect a $5.6 million gain in 2013 from the sale of excess corporate properties and variations in results from re-

insurance activities ($0.6 million of income in 2013, compared to a $0.2 million loss in 2012). 2013 results also include $0.4 million of defined benefit pension costs.
INVESTOR CONFERENCE CALL
Con-way will host a conference call for the investment community tomorrow, Thursday, August 1, beginning at 8:30 a.m. Eastern Time.
The call can be accessed by dialing (877) 874-4749 or (706) 643-3632 (for international callers) and is expected to last approximately one hour. The call will also be available through a live internet webcast at www.con-way.com, in the investors section.
An audio replay will be available for two weeks following the call by dialing (855) 859-2056 or (404) 537-3406 (for international callers) and using access code 10406838. An Internet replay and podcast of the presentation will also be available at the Con-way site.
About Con-way Inc. -- Con-way Inc. (NYSE:CNW) is a $5.6 billion freight transportation and logistics services company headquartered in Ann Arbor, Mich. Con-way delivers industry-leading services through its primary operating companies of Con-way Freight, Con-way Truckload and Menlo Worldwide Logistics. These operating units provide high-performance, day-definite less-than-truckload (LTL), full truckload and multimodal freight transportation, as well as logistics, warehousing and supply chain management services. Con-way also operates a trailer refurbishing and manufacturing company which supplies trailing equipment to the company's trucking fleets. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit www.con-way.com.
FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenues, weight, yield, volumes, income or other financial or operating items, all statements of the plans, strategies, expectations or objectives of Con-way's management for future operations or other future items, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any legal and other claims and proceedings that may be brought by or against Con-way, any statements regarding future economic conditions or performance, any statements regarding strategic acquisitions, any statements of estimates or belief, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, increasing competition and pricing pressure, the creditworthiness of Con-way's customers and their ability to pay for services rendered, changes in fuel prices or fuel surcharges, the possibility that Con-way may, from time to time, be required to record impairment charges for goodwill, intangible assets and other long-lived assets, the possibility of defaults under Con-way's revolving credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), uncertainty in the credit markets, including the effect on Con-way's ability to refinance indebtedness as and when it becomes due, labor matters, enforcement of and changes in governmental regulations or legislation which potentially could result in an adverse impact on the company, environmental and tax matters, and matters relating to Con-way's defined benefit pension plans, including the effect on the plans of changes in discount rates and in the value of plan assets. The factors included herein and in Item 1A of Con-way's 2012 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations. Any forward-looking statements speak as of the date of July 31, 2013, and are subject to change. Con-way does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Con-way Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenues
Freight	$892,275	$878,524	$1,719,811	$1,709,571
Logistics [a]	370,378	448,029	762,735	867,175
Truckload	161,804	162,920	318,807	320,243
Corporate and Eliminations	(43,087)	(43,377)	(83,819)	(84,732)
	$1,381,370	$1,446,096	$2,717,534	$2,812,257
Operating Income (Loss)
Freight [b]	$54,689	$53,429	$70,713	$87,931
Logistics [c]	6,039	12,688	12,571	24,982
Truckload	10,873	14,619	20,828	25,169
Corporate and Eliminations [d]	4,698	(593)	3,786	(2,249)
	76,299	80,143	107,898	135,833

Other Expense, net	(13,450)	(15,446)	(28,274)	(29,714)
Income before Income Tax Provision	62,849	64,697	79,624	106,119
Income Tax Provision	19,952	22,897	22,722	38,673
Net Income	$42,897	$41,800	$56,902	$67,446

Weighted-Average Common Shares Outstanding
Basic	56,354,017	55,809,358	56,226,038	55,756,540
Diluted	56,960,738	56,439,845	56,860,095	56,377,198

Earnings per Common Share
Basic	$0.76	$0.75	$1.01	$1.21
Diluted	$0.75	$0.74	$1.00	$1.20

[a] Logistics' net revenue
Revenue	$370,378	$448,029	$762,735	$867,175
Purchased transportation expense	(209,008)	(286,191)	(444,208)	(549,614)
Net revenue	$161,370	$161,838	$318,527	$317,561

[b] Includes $3.9 million of prior-year second-quarter gains from the sale of properties.

[c] Includes a $3.7 million current-year second-quarter charge for an increased reserve on international accounts receivable.

[d] Includes a $5.6 million current-year second-quarter gain from the sale of property.

Con-way Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net Income	$42,897	$41,800	$56,902	$67,446

Before-Tax Reconciling Items
Gains on sales of properties	5,612	3,941	5,612	3,941
Reserve on international accounts receivable	(3,736)	—	(3,736)	—
	1,876	3,941	1,876	3,941
Tax-Related Reconciling Items
Tax effect of items above	(732)	(1,537)	(732)	(1,537)
Discrete tax adjustments	3,780	2,288	7,217	2,500
	3,048	751	6,485	963
Adjusted Non-GAAP Financial Measures:
Net Income	$37,973	$37,108	$48,541	$62,542

Earnings per Diluted Common Share	$0.67	$0.66	$0.85	$1.11

Diluted Shares Outstanding	56,960,738	56,439,845	56,860,095	56,377,198

Information About Non-GAAP Financial Measures:
Con-way provides adjusted net income and earnings per share as additional information to investors. These measures are not in accordance with generally accepted accounting principles in the United States ("GAAP"). Con-way's non-GAAP financial measures are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Con-way believes that the non-GAAP financial measures provide meaningful information to assist investors and analysts in understanding Con-way's financial results because they exclude items that may not be indicative or are unrelated to Con-way's core operating results. However, because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures across companies. Investors are strongly encouraged to review Con-way's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Con-way Inc.
Consolidated Condensed Balance Sheets
(Dollars in thousands)

	June 30,	December 31,
	2013	2012
	(Unaudited)

ASSETS
Current assets	$1,181,963	$1,151,374
Property, plant and equipment, net	1,589,081	1,586,601
Other assets	412,697	414,440
Total Assets	$3,183,741	$3,152,415

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$707,975	$707,692
Long-term debt and capital leases	744,125	749,371
Other long-term liabilities and deferred credits	831,904	856,967
Shareholders' equity	899,737	838,385
Total Liabilities and Shareholders' Equity	$3,183,741	$3,152,415